UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): February 14, 2008
Russ Berrie and Company, Inc.

(Exact Name of Registrant as Specified in Charter)

New Jersey	1-8681	22-1815337

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
111 Bauer Drive, Oakland, New Jersey 07436

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:	(201) 337-9000

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) Pursuant to the terms of the Investors’ Rights Agreement (the “IRA”) among Russ Berrie and Company, Inc. (the “Company”), D.E. Shaw Laminar Portfolios, L.L.C. (“Laminar”) and the other signatories thereto, Mr. Daniel Posner had been designated by Laminar as a “Laminar Director” (as defined in the IRA). Effective February 14, 2008, due to other commitments, Mr. Daniel Posner resigned from the Board and Laminar proposed that John Schaefer act in his stead as the Laminar designee.
(d) In accordance with the provisions of the IRA, should any Laminar designee cease to serve as a director, Laminar may replace such individual with an alternate designee. In connection therewith, on February 14, 2008, Mr. John Schaefer was duly elected at a meeting of the Company’s Board of Directors (the “Board”) as a member of the Board, effective immediately, as a replacement for Mr. Posner. At this time, committees of the Board to which Mr. Schaefer will be named, if any, have not yet been determined.
     Over the past ten years, Mr. Schaefer has held various positions, including that of President and Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer, with Cornerstone Brands, Inc., a family of catalog companies for the home, leisure and casual apparel. Prior thereto, he was Chief Operating Officer and Chief Financial Officer of Eastbay, Inc., a direct marketer of athletic footwear and apparel.
Section 8 — Other Events

Item 8.01	Other Events
As of January 31, 2008, Mr. Raphael Benaroya was elected Chairman of the Board, replacing Mr. Michael Zimmerman, who had been serving in such capacity on an interim basis.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 19, 2008	RUSS BERRIE AND COMPANY, INC.
	By:	/s/ Marc S. Goldfarb
Marc S. Goldfarb
Senior Vice President and General Counsel